SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  Schedule 13D
                               (Amendment No. 9)*

                    Under the Securities Exchange Act of 1934


                           TITANIUM METALS CORPORATION
                                (Name of Issuer)

                     Common Stock, $0.01 par value per share
                         (Title of Class of Securities)

                                   888339 10 8
                                 (CUSIP Number)

                                STEVEN L. WATSON
                              THREE LINCOLN CENTRE
                                   SUITE 1700
                                5430 LBJ FREEWAY
                            DALLAS, TEXAS 75240-2694
                                 (972) 233-1700
                  (Name, Address and Telephone Number of Person
                Authorized to Receive Notices and Communications)

                               September 27, 2001
                      (Date of Event which requires Filing
                               of this Statement)

     If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of sections 240.13d-1(e), 240.13d-1(f) or 240.13d-1(g), check the following box. [ ]

     *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

     The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                         (Continued on following pages)

CUSIP No.  888339 10 8

     1 NAMES OF REPORTING PERSONS AND I.R.S. IDENTIFICATION NOS. OF SUCH PERSONS (ENTITIES ONLY)

                      Tremont Corporation

     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)

             (a)  [   ]

             (b)  [ X ]

     3       SEC USE ONLY



     4       SOURCE OF FUNDS (SEE INSTRUCTIONS)

                      WC and AF

     5       CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
             PURSUANT TO ITEMS 2(d) OR 2(e)  [  ]


     6       CITIZENSHIP OR PLACE OF ORGANIZATION

                      Delaware

                               7      SOLE VOTING POWER

                                                            -0-
        NUMBER OF
          SHARES               8      SHARED VOTING POWER
       BENEFICIALLY
         OWNED BY                                    12,280,005
           EACH
        REPORTING              9      SOLE DISPOSITIVE POWER
          PERSON
           WITH                                             -0-

                               10     SHARED DISPOSITIVE POWER

                                                     12,280,005

    11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                      12,280,005

    12       CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
             CERTAIN SHARES (SEE INSTRUCTIONS)  [  ]

    13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                      38.5%

    14       TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

                      CO

CUSIP No.  888339 10 8

     1 NAMES OF REPORTING PERSONS AND I.R.S. IDENTIFICATION NOS. OF SUCH PERSONS (ENTITIES ONLY)

                      Tremont Group, Inc.

     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)

             (a)  [   ]

             (b)  [ X ]

     3       SEC USE ONLY



     4       SOURCE OF FUNDS (SEE INSTRUCTIONS)

                      Not applicable

     5       CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
             PURSUANT TO ITEMS 2(d) OR 2(e)  [  ]


     6       CITIZENSHIP OR PLACE OF ORGANIZATION

                      Delaware

                               7      SOLE VOTING POWER

                                                            -0-
        NUMBER OF
          SHARES               8      SHARED VOTING POWER
       BENEFICIALLY
         OWNED BY                                    12,280,005
           EACH
        REPORTING              9      SOLE DISPOSITIVE POWER
          PERSON
           WITH                                             -0-

                               10     SHARED DISPOSITIVE POWER

                                                     12,280,005

    11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                      12,280,005

    12       CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
             CERTAIN SHARES (SEE INSTRUCTIONS)  [  ]

    13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                      38.5%

    14       TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

                      CO

CUSIP No.  888339 10 8

     1 NAMES OF REPORTING PERSONS AND I.R.S. IDENTIFICATION NOS. OF SUCH PERSONS (ENTITIES ONLY)

                      Tremont Holdings, LLC

     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)

             (a)  [   ]

             (b)  [ X ]

     3       SEC USE ONLY



     4       SOURCE OF FUNDS (SEE INSTRUCTIONS)

                      Not applicable

     5       CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
             PURSUANT TO ITEMS 2(d) OR 2(e)  [  ]


     6       CITIZENSHIP OR PLACE OF ORGANIZATION

                      Delaware

                               7      SOLE VOTING POWER

                                                            -0-
        NUMBER OF
          SHARES               8      SHARED VOTING POWER
       BENEFICIALLY
         OWNED BY                                    12,280,005
           EACH
        REPORTING              9      SOLE DISPOSITIVE POWER
          PERSON
           WITH                                             -0-

                               10     SHARED DISPOSITIVE POWER

                                                     12,280,005

    11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                      12,280,005

    12       CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
             CERTAIN SHARES (SEE INSTRUCTIONS)  [  ]

    13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                      38.5%

    14       TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

                      OO

CUSIP No.  888339 10 8

     1 NAMES OF REPORTING PERSONS AND I.R.S. IDENTIFICATION NOS. OF SUCH PERSONS (ENTITIES ONLY)

                      NL Industries, Inc.

     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)

             (a)  [   ]

             (b)  [ X ]

     3       SEC USE ONLY



     4       SOURCE OF FUNDS (SEE INSTRUCTIONS)

                      Not applicable

     5       CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
             PURSUANT TO ITEMS 2(d) OR 2(e)  [  ]


     6       CITIZENSHIP OR PLACE OF ORGANIZATION

                      New Jersey

                               7      SOLE VOTING POWER

                                                            -0-
        NUMBER OF
          SHARES               8      SHARED VOTING POWER
       BENEFICIALLY
         OWNED BY                                    12,280,005
           EACH
        REPORTING              9      SOLE DISPOSITIVE POWER
          PERSON
           WITH                                             -0-

                               10     SHARED DISPOSITIVE POWER

                                                     12,280,005

    11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                      12,280,005

    12       CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
             CERTAIN SHARES (SEE INSTRUCTIONS)  [  ]

    13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                      38.5%

    14       TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

                      CO

CUSIP No.  888339 10 8

     1 NAMES OF REPORTING PERSONS AND I.R.S. IDENTIFICATION NOS. OF SUCH PERSONS (ENTITIES ONLY)

                      Valhi, Inc.

     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)

             (a)  [   ]

             (b)  [ X ]

     3       SEC USE ONLY



     4       SOURCE OF FUNDS (SEE INSTRUCTIONS)

                      Not applicable

     5       CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
             PURSUANT TO ITEMS 2(d) OR 2(e)  [  ]


     6       CITIZENSHIP OR PLACE OF ORGANIZATION

                      Delaware

                               7      SOLE VOTING POWER

                                                            -0-
        NUMBER OF
          SHARES               8      SHARED VOTING POWER
       BENEFICIALLY
         OWNED BY                                    12,280,005
           EACH
        REPORTING              9      SOLE DISPOSITIVE POWER
          PERSON
           WITH                                             -0-

                               10     SHARED DISPOSITIVE POWER

                                                     12,280,005

    11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                      12,280,005

    12       CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
             CERTAIN SHARES (SEE INSTRUCTIONS)  [  ]

    13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                      38.5%

    14       TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

                      CO

CUSIP No.  888339 10 8

     1 NAMES OF REPORTING PERSONS AND I.R.S. IDENTIFICATION NOS. OF SUCH PERSONS (ENTITIES ONLY)

                      Valhi Group, Inc.

     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)

             (a)  [   ]

             (b)  [ X ]

     3       SEC USE ONLY



     4       SOURCE OF FUNDS (SEE INSTRUCTIONS)

                      Not applicable

     5       CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
             PURSUANT TO ITEMS 2(d) OR 2(e)  [  ]


     6       CITIZENSHIP OR PLACE OF ORGANIZATION

                      Nevada

                               7      SOLE VOTING POWER

                                                            -0-
        NUMBER OF
          SHARES               8      SHARED VOTING POWER
       BENEFICIALLY
         OWNED BY                                    12,280,005
           EACH
        REPORTING              9      SOLE DISPOSITIVE POWER
          PERSON
           WITH                                             -0-

                               10     SHARED DISPOSITIVE POWER

                                                     12,280,005

    11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                      12,280,005

    12       CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
             CERTAIN SHARES (SEE INSTRUCTIONS)  [  ]

    13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                      38.5%

    14       TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

                      CO

CUSIP No.  888339 10 8

     1 NAMES OF REPORTING PERSONS AND I.R.S. IDENTIFICATION NOS. OF SUCH PERSONS (ENTITIES ONLY)

                      National City Lines, Inc.

     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)

             (a)  [   ]

             (b)  [ X ]

     3       SEC USE ONLY



     4       SOURCE OF FUNDS (SEE INSTRUCTIONS)

                      Not applicable

     5       CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
             PURSUANT TO ITEMS 2(d) OR 2(e)  [  ]


     6       CITIZENSHIP OR PLACE OF ORGANIZATION

                      Delaware

                               7      SOLE VOTING POWER

                                                            -0-
        NUMBER OF
          SHARES               8      SHARED VOTING POWER
       BENEFICIALLY
         OWNED BY                                    12,280,005
           EACH
        REPORTING              9      SOLE DISPOSITIVE POWER
          PERSON
           WITH                                             -0-

                               10     SHARED DISPOSITIVE POWER

                                                     12,280,005

    11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                      12,280,005

    12       CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
             CERTAIN SHARES (SEE INSTRUCTIONS)  [  ]

    13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                      38.5%

    14       TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

                      CO

CUSIP No.  888339 10 8

     1 NAMES OF REPORTING PERSONS AND I.R.S. IDENTIFICATION NOS. OF SUCH PERSONS (ENTITIES ONLY)

                      NOA, Inc.

     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)

             (a)  [   ]

             (b)  [ X ]

     3       SEC USE ONLY



     4       SOURCE OF FUNDS (SEE INSTRUCTIONS)

                      Not applicable

     5       CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
             PURSUANT TO ITEMS 2(d) OR 2(e)  [  ]


     6       CITIZENSHIP OR PLACE OF ORGANIZATION

                      Texas

                               7      SOLE VOTING POWER

                                                            -0-
        NUMBER OF
          SHARES               8      SHARED VOTING POWER
       BENEFICIALLY
         OWNED BY                                    12,280,005
           EACH
        REPORTING              9      SOLE DISPOSITIVE POWER
          PERSON
           WITH                                             -0-

                               10     SHARED DISPOSITIVE POWER

                                                     12,280,005

    11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                      12,280,005

    12       CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
             CERTAIN SHARES (SEE INSTRUCTIONS)  [  ]

    13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                      38.5%

    14       TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

                      CO

CUSIP No.  888339 10 8

     1 NAMES OF REPORTING PERSONS AND I.R.S. IDENTIFICATION NOS. OF SUCH PERSONS (ENTITIES ONLY)

                      Dixie Holding Company

     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)

             (a)  [   ]

             (b)  [ X ]

     3       SEC USE ONLY



     4       SOURCE OF FUNDS (SEE INSTRUCTIONS)

                      Not applicable

     5       CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
             PURSUANT TO ITEMS 2(d) OR 2(e)  [  ]


     6       CITIZENSHIP OR PLACE OF ORGANIZATION

                      Delaware

                               7      SOLE VOTING POWER

                                                            -0-
        NUMBER OF
          SHARES               8      SHARED VOTING POWER
       BENEFICIALLY
         OWNED BY                                    12,280,005
           EACH
        REPORTING              9      SOLE DISPOSITIVE POWER
          PERSON
           WITH                                             -0-

                               10     SHARED DISPOSITIVE POWER

                                                     12,280,005

    11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                      12,280,005

    12       CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
             CERTAIN SHARES (SEE INSTRUCTIONS)  [  ]

    13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                      38.5%

    14       TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

                      CO

CUSIP No.  888339 10 8

     1 NAMES OF REPORTING PERSONS AND I.R.S. IDENTIFICATION NOS. OF SUCH PERSONS (ENTITIES ONLY)

                      Dixie Rice Agricultural Corporation, Inc.

     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)

             (a)  [   ]

             (b)  [ X ]

     3       SEC USE ONLY



     4       SOURCE OF FUNDS (SEE INSTRUCTIONS)

                      Not applicable

     5       CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
             PURSUANT TO ITEMS 2(d) OR 2(e)  [  ]


     6       CITIZENSHIP OR PLACE OF ORGANIZATION

                      Louisiana

                               7      SOLE VOTING POWER

                                                            -0-
        NUMBER OF
          SHARES               8      SHARED VOTING POWER
       BENEFICIALLY
         OWNED BY                                    12,280,005
           EACH
        REPORTING              9      SOLE DISPOSITIVE POWER
          PERSON
           WITH                                             -0-

                               10     SHARED DISPOSITIVE POWER

                                                     12,280,005

    11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                      12,280,005

    12       CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
             CERTAIN SHARES (SEE INSTRUCTIONS)  [  ]

    13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                      38.5%

    14       TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

                      CO

CUSIP No.  888339 10 8

     1 NAMES OF REPORTING PERSONS AND I.R.S. IDENTIFICATION NOS. OF SUCH PERSONS (ENTITIES ONLY)

                      Southwest Louisiana Land Company, Inc.

     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)

             (a)  [   ]

             (b)  [ X ]

     3       SEC USE ONLY



     4       SOURCE OF FUNDS (SEE INSTRUCTIONS)

                      Not applicable

     5       CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
             PURSUANT TO ITEMS 2(d) OR 2(e)  [  ]


     6       CITIZENSHIP OR PLACE OF ORGANIZATION

                      Louisiana

                               7      SOLE VOTING POWER

                                                            -0-
        NUMBER OF
          SHARES               8      SHARED VOTING POWER
       BENEFICIALLY
         OWNED BY                                    12,280,005
           EACH
        REPORTING              9      SOLE DISPOSITIVE POWER
          PERSON
           WITH                                             -0-

                               10     SHARED DISPOSITIVE POWER

                                                     12,280,005

    11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                      12,280,005

    12       CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
             CERTAIN SHARES (SEE INSTRUCTIONS)  [  ]

    13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                      38.5%

    14       TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

                      CO

CUSIP No.  888339 10 8

     1 NAMES OF REPORTING PERSONS AND I.R.S. IDENTIFICATION NOS. OF SUCH PERSONS (ENTITIES ONLY)

                      Contran Corporation

     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)

             (a)  [   ]

             (b)  [ X ]

     3       SEC USE ONLY



     4       SOURCE OF FUNDS (SEE INSTRUCTIONS)

                      Not applicable

     5       CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
             PURSUANT TO ITEMS 2(d) OR 2(e)  [  ]


     6       CITIZENSHIP OR PLACE OF ORGANIZATION

                      Delaware

                               7      SOLE VOTING POWER

                                                            -0-
        NUMBER OF
          SHARES               8      SHARED VOTING POWER
       BENEFICIALLY
         OWNED BY                                    12,280,005
           EACH
        REPORTING              9      SOLE DISPOSITIVE POWER
          PERSON
           WITH                                             -0-

                               10     SHARED DISPOSITIVE POWER

                                                     12,280,005

    11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                      12,280,005

    12       CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
             CERTAIN SHARES (SEE INSTRUCTIONS)  [  ]

    13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                      38.5%

    14       TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

                      CO

CUSIP No.  888339 10 8

     1 NAMES OF REPORTING PERSONS AND I.R.S. IDENTIFICATION NOS. OF SUCH PERSONS (ENTITIES ONLY)

                      The Combined Master Retirement Trust

     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)

             (a)  [   ]

             (b)  [ X ]

     3       SEC USE ONLY



     4       SOURCE OF FUNDS (SEE INSTRUCTIONS)

                      Not applicable.

     5       CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
             PURSUANT TO ITEMS 2(d) OR 2(e)  [  ]


     6       CITIZENSHIP OR PLACE OF ORGANIZATION

                      Texas

                               7      SOLE VOTING POWER

                                                            -0-
        NUMBER OF
          SHARES               8      SHARED VOTING POWER
       BENEFICIALLY
         OWNED BY                                    12,280,005
           EACH
        REPORTING              9      SOLE DISPOSITIVE POWER
          PERSON
           WITH                                             -0-

                               10     SHARED DISPOSITIVE POWER

                                                     12,280,005

    11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                      12,280,005

    12       CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
             CERTAIN SHARES (SEE INSTRUCTIONS)  [  ]

    13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                      38.5%

    14       TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

                      EP

CUSIP No.  888339 10 8

     1 NAMES OF REPORTING PERSONS AND I.R.S. IDENTIFICATION NOS. OF SUCH PERSONS (ENTITIES ONLY)

                      Harold Simmons Foundation, Inc.

     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)

             (a)  [   ]

             (b)  [ X ]

     3       SEC USE ONLY



     4       SOURCE OF FUNDS (SEE INSTRUCTIONS)

                      Not applicable

     5       CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
             PURSUANT TO ITEMS 2(d) OR 2(e)  [  ]


     6       CITIZENSHIP OR PLACE OF ORGANIZATION

                      Texas

                               7      SOLE VOTING POWER

                                                            -0-
        NUMBER OF
          SHARES               8      SHARED VOTING POWER
       BENEFICIALLY
         OWNED BY                                    12,280,005
           EACH
        REPORTING              9      SOLE DISPOSITIVE POWER
          PERSON
           WITH                                             -0-

                               10     SHARED DISPOSITIVE POWER

                                                     12,280,005

    11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                      12,280,005

    12       CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
             CERTAIN SHARES (SEE INSTRUCTIONS)  [  ]

    13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                      38.5%

    14       TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

                      CO

CUSIP No.  888339 10 8

     1 NAMES OF REPORTING PERSONS AND I.R.S. IDENTIFICATION NOS. OF SUCH PERSONS (ENTITIES ONLY)

                      Harold C. Simmons

     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP(SEE INSTRUCTIONS)

             (a)  [   ]

             (b)  [ X ]

     3       SEC USE ONLY



     4       SOURCE OF FUNDS (SEE INSTRUCTIONS)

                      Not applicable

     5       CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
             PURSUANT TO ITEMS 2(d) OR 2(e)  [  ]


     6       CITIZENSHIP OR PLACE OF ORGANIZATION

                      USA

                               7      SOLE VOTING POWER

                                                            -0-
        NUMBER OF
          SHARES               8      SHARED VOTING POWER
       BENEFICIALLY
         OWNED BY                                    12,280,005
           EACH
        REPORTING              9      SOLE DISPOSITIVE POWER
          PERSON
           WITH                                             -0-

                               10     SHARED DISPOSITIVE POWER

                                               12,280,005

    11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                      -0-

    12 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) [ X ]

    13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                      0.0%

    14       TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

                      IN

                                 AMENDMENT NO. 9
                                 TO SCHEDULE 13D

     This amended statement on Schedule 13D (collectively, this "Statement") relates to the common stock, $0.01 par value per share (the "Shares"), of Titanium Metals Corporation, a Delaware corporation (the "Company"). Items 4 and 7 of this Statement are hereby amended as set forth below.

Item 4.  Purpose of Transaction

     Item 4 is amended as follows:

     On September 19, 2001, Valhi, Inc., a Delaware corporation ("Valhi"), sent a letter to Tremont, a Delaware corporation that is a majority owned subsidiary of Valhi and that owns 39% of the outstanding Shares ("Tremont"), and the Company proposing (the "Proposal") to sell each of Valhi's and Tremont's shares of common stock of NL Industries, Inc., a New Jersey corporation that is a majority owned subsidiary of Valhi, to the Company for Shares and Company debt securities on terms to be appropriately determined. A copy of the September 19, 2001 letter is attached hereto as Exhibit 2 and incorporated herein by reference. On September 21, 2001, Valhi issued a press release stating that Valhi would not approve any transaction that may be negotiated with an independent committee of the Company's board of directors and its advisors without the affirmative vote of a majority of the Shares voting that are held by persons other than Valhi, Tremont and their affiliates. On September 27, 2001, Valhi sent a letter to Tremont and the Company withdrawing the Proposal. A copy of the September 27, 2001 letter is attached hereto as Exhibit 3 and incorporated herein by reference.

     Depending upon their evaluation of the Company's business and prospects, and upon future developments (including, but not limited to, performance of the Shares in the market, availability of funds, alternative uses of funds, the Reporting Persons' tax planning objectives and money, stock market and general economic conditions), any of the Reporting Persons or other entities that may be deemed to be affiliated with Contran may from time to time purchase Shares, and any of the Reporting Persons, or other entities that may be deemed to be affiliated with Contran may from time to time dispose of all or a portion of the Shares held by such person, or cease buying or selling Shares. Any such additional purchases or sales of the Shares may be in open market or privately negotiated transactions or otherwise.

Item 7.  Material to be Filed as Exhibits.

     Item 7 is amended and restated in its entirety as follows:

Exhibit 1 Form of Loan and Pledge Agreement between Titanium Metals Corporation and individual executives of Titanium Metals Corporation under the Executive Stock Ownership Loan Program of Titanium Metals Corporation (incorporated by reference to Exhibit 10.18 to the Annual Report on Form 10-K for the year ended December 31, 2000 of Titanium Metals Corporation).

Exhibit 2 Letter dated September 19, 2001 from Valhi, Inc. to the board of directors of Titanium Metals Corporation and Tremont Corporation (incorporated by reference to Exhibit 2 to Amendment No. 8 to this Statement).

Exhibit 3* Letter dated September 27, 2001 from Valhi, Inc. to the board of directors of Titanium Metals Corporation and Tremont Corporation.

----------

*        Filed herewith.

                                    Signature

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this Statement is true, complete and correct.

Date:  October 3, 2001




                                                          /s/ Harold C. Simmons
                                                          ----------------------
                                                          Harold C. Simmons
                                                          Signing in the
                                                          capacities listed on
                                                          Schedule "A" attached
                                                          hereto and
                                                          incorporated herein by
                                                          reference.

                                    Signature

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this Statement is true, complete and correct.

Date:  October 3, 2001




                                                          /s/ J. Landis Martin
                                                          ----------------------
                                                          J. Landis Martin
                                                          Signing in the
                                                          capacity listed on
                                                          Schedule "A" attached
                                                          hereto and
                                                          incorporated herein by
                                                          reference.

                                    Signature

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this Statement is true, complete and correct.

Date:  October 3, 2001





                                                          /s/ Steven L. Watson
                                                          ----------------------
                                                          Steven L. Watson
                                                          Signing in the
                                                          capacities listed on
                                                          Schedule "A" attached
                                                          hereto and
                                                          incorporated herein by
                                                          reference.

                                   SCHEDULE A


HAROLD C. SIMMONS, in his individual capacity and as trustee for THE COMBINED MASTER RETIREMENT TRUST.


J. LANDIS MARTIN, as president and chief executive officer of TREMONT CORPORATION and NL INDUSTRIES, INC. and president of TREMONT
HOLDINGS, LLC.


STEVEN L. WATSON, as president or vice president of each of:

CONTRAN CORPORATION
DIXIE HOLDING COMPANY
DIXIE RICE AGRICULTURAL CORPORATION, INC.
HAROLD SIMMONS FOUNDATION, INC.
NATIONAL CITY LINES, INC.
NOA, INC.
SOUTHWEST LOUISIANA LAND COMPANY, INC.
TREMONT GROUP, INC.
VALHI GROUP, INC.
VALHI, INC.

                                  EXHIBIT INDEX

Exhibit 1 Form of Loan and Pledge Agreement between Titanium Metals Corporation and individual executives of Titanium Metals Corporation under the Executive Stock Ownership Loan Program of Titanium Metals Corporation (incorporated by reference to Exhibit
               10.18 to the Annual Report on Form 10-K for the year ended December 31, 2000 of Titanium Metals Corporation).

Exhibit 2 Letter dated September 19, 2001 from Valhi, Inc. to the board of directors of Titanium Metals Corporation and Tremont Corporation (incorporated by reference to Exhibit 2 to Amendment No. 8 to this Statement).

Exhibit 3* Letter dated September 27, 2001 from Valhi, Inc. to the board of directors of Titanium Metals Corporation and Tremont Corporation.

----------

*        Filed herewith.